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                                  EXHIBIT 99.1









                           FIRST FINANCIAL CORPORATION

                                  PRESS RELEASE

                               ISSUED MAY 3, 1999


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David Major, President and CEO of First Financial Corporation along with
National Commerce Bancorporation announced today an agreement whereby NCBC will acquire First Bank through an exchange of stock. The transaction, to close in the third quarter, is subject to shareholder and regulatory approval.

David Major will serve as Regional President of Wilson and Rutherford Counties while the branch officers and staff will serve in the capacities. All of the First Bank branches will continue to be under Major's guidance. "These locations will operate as a community bank, but will offer the expanded products and services that NBC can provide. The partnership with NBC will allow us to have a combined branch network of 28 banking locations and 31 ATM's throughout the greater Nashville area," stated Major.

David Major, FB & T President stated, "I am very excited about the new products and services this alliance will allow us to provide to our community. Customers will continue to be served by the same staff members they have come to know and trust over the past ten years. We truly believe that this transaction will result in an expanded product and service offering that will provide added value and convenience for our customers."

"We are pleased to welcome the shareholders, employees and customers of First Bank & Trust into our organization. First Bank & Trust is a fine company, which will add significantly to our perseverance in the rapidly growing communities of east Davidson, Wilson and Rutherford counties," said Thomas M. Garrott, NCBC Chairman and Chief Executive Officer.

First Bank & Trust is a wholly owned subsidiary of First Financial Corporation. The local bank, established January 10, 1989, currently has an asset base of $260 million. Full-service branches are located in Mt. Juliet, Hermitage, Lebanon, Smyrna, and Donelson with an additional loan production office in Murfreesboro. First Bank also provides mortgage products through its First Bank Mortgage Division and title insurance products through its subsidiary, American Title & Escrow.

National Commerce Bancorporation is a $6 billion-asset sales and marketing organization that provides select financial services and consulting activities through a national network of banking affiliates and non-banking subsidiaries. Consistently ranked as one of the nation's top performing financial institutions, NCBC's financial performance and earnings per share growth has been highlighted recently by analysts at Lehman Brothers; Morgan Stanley Dean Witter; Salomon Smith Barney; Keefe, Bruyette and Woods, Inc.; Fox-Pitt, Kelton and CS First Boston.